Exhibit 23.2

              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Hollywood Media's consolidated financial statements as of and for the fiscal year ended December 31, 2001 included in this Form 10-K report for fiscal 2003 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report contained in this Form 10-K report, and such financial statements are incorporated into the following registration statements filed with the SEC by Hollywood Media, on the authority of Arthur Andersen LLP as experts in giving that report: Registration Statement File Nos. 333-21173, 333-38219, 333-57855, 333-68209, 333-14659, 333-48380, 333-45098, 333-62152 and
333-64262 (collectively, the "Registration Statements"). In accordance with SEC rules, the report of Arthur Andersen LLP included in this 2003 Form 10-K is a copy of Arthur Andersen LLP 's previously issued report, which has not been reissued because Arthur Andersen LLP has ceased operations.

         Accordingly, because Arthur Andersen LLP has ceased operations, Arthur Andersen LLP has not consented to the inclusion of its report in this Form 10-K or to the incorporation of such report herein into the Registration Statements, and we have dispensed with the requirement to file Arthur Andersen LLP 's consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in this Form 10-K or the incorporation of such report into the Registration Statements, a person acquiring securities of Hollywood Media under any of the Registration Statements will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that have been included in this Form 10-K or any omissions to state a material fact required to be stated therein.